EXHIBIT 10.dd


              SUNBEAM CORPORATION MANAGEMENT INCENTIVE BONUS PLAN

                                I. INTRODUCTION

OBJECTIVES

     This Sunbeam Corporation Management Incentive Bonus Plan ("Plan") for the Sunbeam Corporation ("Sunbeam") and its subsidiaries (collectively, the "Company") is intended to provide an annual cash incentive program which will:

   /bullet/ reinforce the Company's strategic principles and goals and each eligible individual's role in achieving them;

   /bullet/ attract, retain, and motivate the human resources necessary to operate the Company;

   /bullet/ encourage improved profitability, return on investment, and growth of the Company; and

   /bullet/ reflect the Company's commitment to pay for performance.

                               II. PARTICIPATION

ELIGIBILITY

     (1) Employees whose positions are classified in grades 7 and above of the Company's exempt salary program, and (2) general managers and above and other key executives of the Company's operations outside the United States are eligible for participation in the Plan. Participation in this Plan is not a guarantee of continued employment. Employees must also meet all of the requirements set forth in Section IV of the Plan, Administrative Guidelines, to be eligible to participate in the Plan.

PARTICIPATION LEVELS/TARGET AWARDS

     All participants will be assigned a Participation Level, which will determine their Target Award. The Target Award is the Bonus expressed as a percent of base salary, which will be earned at 100% achievement of Plan objectives.

                            BONUS AWARD OPPORTUNITY

PARTICIPATION      MINIMUM       THRESHOLD         TARGET        MAXIMUM
LEVEL               AWARD          AWARD           AWARD          AWARD
---------------   ---------   ---------------   -----------   ------------
  A                     0          50%             100%           200%
  B                     0         37.5%             75%           150%
  C                     0          30%              60%           120%
  D, E                  0          25%              50%           100%
  F                     0          20%              40%            80%
  G                     0      12.5% - 17.5%     25% - 35%     50% - 70%
  H                     0          10%              20%           40%
  I                     0         7.5%              15%           30%
  J                     0           5%              10%           20%

     The maximum award payable with respect to any bonus year to any individual participant is the lesser of the Maximum Award set forth above or $2,000,000.

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

     The Participation Level and all other determinations regarding participation of the Chief Executive Officer ("CEO") of Sunbeam and any other executive officers of Sunbeam who are or may be determined to be potential "Named Executive Officers" under Section 162(m) (the "Senior Officers") shall be determined by the Compensation Committee of the Board of Directors of Sunbeam administering the Plan. Not later than the 90th day of each fiscal year of the Company, the Committee, in its sole and absolute discretion, shall designate one or more Senior Officers as participants in the Plan for such fiscal year and shall specify the terms and conditions for the determination and payment of an incentive bonus to each such Senior Officer for such fiscal year. After the end of such 90-day period, the Committee may designate additional Senior Officers so long as, within 30 days following each such additional designation, the Committee specifies the terms and conditions for the determination and payment of an incentive bonus to such additional Senior Officers.

     Determinations as to participation and the Participation Level of all other participants will be determined by the President of each of the Company's Strategic Business Units ("SBU") and/or the head of the Company's functional areas ("Group Head"), as appropriate and approved by the Senior Vice President, Human Resources of Sunbeam, the Chief Financial Officer ("CFO") and the CEO of Sunbeam (collectively referred to herein as the "Plan Managers"). The Compensation Committee shall be presented with an annual report by the Plan Managers with respect to the participation in the Plan of participants other than the Senior Officers.

                            III. HOW THE PLAN WORKS

BUSINESS AND PERSONAL PERFORMANCE OBJECTIVES

     Participants will be notified of their performance objectives as soon as practical after the beginning of the Plan year. Participation levels and goals for the Senior Officers will be established by the Committee not later than 90 days after the beginning of the applicable fiscal year for such performance award. Performance objective for Senior Officers shall be based upon Business Objectives, as defined below. Performance objectives for all participants other than Senior Officers will fall into two major performance categories--Business Objectives and Personal Performance Objectives. Unless otherwise specified by the CEO of the Company, the portion of the Target Award assigned to Business Objectives and Personal Performance Objectives for all participants other than Senior Officers shall be as follows:

                                                             TARGET          % OF TARGET AWARD
                                                              AWARD      --------------------------
PARTICIPATION     REPRESENTATIVE                             AS A %        BUSINESS       PERSONAL
LEVEL             POSITIONS                                OF BASE PAY    OBJECTIVES     OBJECTIVES
---------------   -------------------------------------   ------------   ------------   -----------
  A               CEO                                        100%           100%            --
  B               CAO                                         75%           100%            --
  C               CFO, Group President                        60%           100%            --
  D               Sr. Officers-Corporate                      50%           100%            --
                  Group Presidents
  E               Sr. Officers-SBU Pres.(s),                  50%            80%            20%
                  Corporate VPs, Sr. Sales Management
  F               Corporate VPs, Sr. Sales Management         40%            80%            20%
  G               Corporate, Group,                        25% - 35%      70% - 80%      20% - 30%
                  SBU Directors and Managers
  H               same                                        20%         60% - 80%      20% - 40%
  I               same                                        15%         60% - 80%      20% - 40%
  J               same                                        10%         60% - 80%      20% - 40%

1. BUSINESS OBJECTIVES

     Business Objectives will be established by the Committee with respect to the Senior Officers and by the Plan Managers with respect to all other participants, based upon some or all of the following measurements, as further defined below: (a) sales targets (b) operating income (EBITA performance), (c) operating cash flow (asset management), or (d) other quantifiable business performance factors. A minimum of two and maximum of five Business Objectives will be established each year for each participant.

     If operating income is a stated Business Objective, then operating cash flow or major components thereof must also be measured. Each Business Objective will be assigned a weight so that the total percentage of the Business Objectives for each participation Level will equal the percentage indicated in the above table.

   A. SALES TARGETS--Sales targets will be established for the total Company, SBU or global sales for SBU product lines, as assigned. Sales targets will be based on gross sales minus discounts or other allowances as reported for external Company financial reporting.

   B. EARNINGS BEFORE INTEREST AND TAXES AND AMORTIZATION (EBITA)--Earnings before Interest, Taxes and Amortization as stated in conformity with U.S. Generally Accepted Accounting Principles, subject to possible exceptions noted in the Accounting Guidelines section of this document.

    EBITA is earnings before:

   /bullet/ interest income and expense;

   /bullet/ federal and state income taxes;

   /bullet/ amortization expense (or incremental expense resulting from purchase accounting); gains or losses on the sale of a business unit; and

   /bullet/ restructuring or other extraordinary or non-recurring charges or benefits will generally be excluded from EBITA (but will be included when such items could/should have been budgeted or were within management control).

     EBITA is translated at the applicable SBE operating plan exchange rates where appropriate.

     Obligations under the Plan reduce the EBITA.

     C. ASSET MANAGEMENT

     Asset Management will be measured under either Alternative One or Alternative Two, as follows, as such may be determined by the Committee or the Plan Managers, as applicable, from time to time:

     Alternative One

     Asset management will be measured by changes in outstanding days' sales of receivables and outstanding days in inventory.

     Outstanding days sales in receivables (DSO) will be calculated as follows:

       At each quarter-end, DSO will be determined by a calculation in which the numerator will be:

        Period-end accounts receivable (A/R), net of applicable reserves. The denominator will be the quarter's sales, divided by 91 days. DSO for the year will be based upon the simple average of the quarters.

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

     Outstanding days in Inventory will be determined as each quarter-end's inventory, net of applicable reserves, divided by the quotient of the quarter's inventorial cost of sales, divided by 91 days. Inventorial cost of sales will be standard Cost of Sales (COS) plus manufacturing variances recorded in Other Cost of Sales (OCOS) and specifically excludes warrant, product liability and similar non-inventorial costs as determined by the Corporate Finance department. Days in inventory for the year will be based on the simple average of the quarters.

     Alternative Two

     Asset management will be measured by Operating Working Capital per Sales Dollar. This reflects the leverage a business unit generates on its receivables, inventory, and payables. Decreasing numbers show improvement. For any quarter period end, Operating Working Capital will be the sum of trade accounts receivable (net), plus inventory (net), less accounts payable for each month-end in the quarter, divided by 3 with this result further divided by the quarter's net sales as defined in a. above (excluding interdivisional sales), annualized. The year's result will be based upon the simple average of the quarters.

     Accounts receivable, inventories and accounts payable will be net of reserves, all as determined in conformity with U.S. Generally Accepted Accounting Principles subject to exceptions and adjustments noted in the Accounting Guidelines section of this document.

     2. PERSONAL OBJECTIVES

     Personal objectives shall measure an employee's performance-based upon mutually agreed upon, quantifiable, stretch objectives. These objectives should be established as soon as practical in each Plan year.

     This portion of the Bonus Award will be based on Personal Performance Objectives, which are specific to each individual, such as human resource management, advertising, account penetration, new product development, etc. A maximum of five (5) Personal Performance Objectives will be established each year with appropriate standards of performance.

     Personal Performance Objectives will be developed with each participant and approved by the Plan Managers, as appropriate.

     3. BASE COMPENSATION

     Base compensation means base salary received from the Company during the Plan year.

     ACTUAL BONUS AWARDS

     The incentive target award will be equal to:

     (Base Compensation) x (% Level of Performance) x (Weighted Target Bonus %)

     Actual Bonus Awards will be determined for each participant based on the degree to which the participant's Business Objectives and, if applicable, Personal Performance Objectives are achieved. The earned award for the achievement of Business Objectives will be added to the earned award for the achievement of Personal Performance Objectives to determine a participant's total bonus Award earned under the Plan, subject to the maximums provided for in Section II.

     HERE ARE EXAMPLES OF HOW THE LEVELS OF PERFORMANCE FOR EACH OF THE BUSINESS OBJECTIVES MAY BE DEVELOPED FOR PARTICIPATION LEVEL A. ACTUAL LEVELS OF PERFORMANCE WILL CHANGE, PLAN YEAR BY PLAN YEAR.

1. TOTAL COMPANY OR STRATEGIC BUSINESS UNIT SALES TARGETS

                                           UNDER
LEVELS OF PERFORMANCE                    THRESHOLD     THRESHOLD     TARGET     MAXIMUM
-------------------------------------   -----------   -----------   --------   --------
   Performance Levels
   % of Target ......................   /less than/80        80        100         120
   % of Target Paid in Cash .........         0              50        100         200%

2. EBITA PERFORMANCE ($000)

                                           UNDER
LEVELS OF PERFORMANCE                    THRESHOLD     THRESHOLD     TARGET     MAXIMUM
-------------------------------------   -----------   -----------   --------   --------
   Performance Levels
   % of Target ......................   /less than/80        80        100         120
   % of Target Paid in Cash .........         0              50        100         200%

3. ASSET MANAGEMENT

                                              UNDER
LEVELS OF PERFORMANCE                       THRESHOLD        THRESHOLD     TARGET     MAXIMUM
-------------------------------------   -----------------   -----------   --------   --------
   Performance Levels
   % of Target ......................   /greater than/120       120          100         80
   % of Target Paid in Cash .........           0                50          100        200%

Proportionate awards will be earned for achievement between the threshold, target, and maximum objectives.

4. PERSONAL PERFORMANCE OBJECTIVES

     Bonuses earned under this portion of the Plan will be based on each participant's performance against Personal Performance Objectives. Participants may earn up to 200% of their personal performance target award.

CORPORATE/GROUP BUSINESS OBJECTIVES

     To foster each executive's commitment to teamwork and sharing in the Company's overall success, targeted Business Objectives for participants should include Corporate/Group/Division performance factors as suggested below:

                          PERCENT OF TOTAL OBJECTIVES

PARTICIPANT'S ORGANIZATIONAL UNIT                    CORPORATE      GROUP      SBU       SBE
OR REPORTING LEVEL                                  PERFORMANCE     PERF.     PERF.     PERF.
------------------------------------------------   -------------   -------   -------   ------
   Senior Corporate Officers ...................        100%
   Group Level Direct Reports to CEO ...........         25%         75%
   Strategic Business Unit (SBU) ...............         10%         10%       80%
   Strategic Business Enterprise (SBE) .........                     10%       20%       70%

HERE ARE EXAMPLES OF HOW THE BUSINESS OBJECTIVES MAY BE WEIGHTED. ACTUAL WEIGHTINGS WILL CHANGE, PLAN YEAR BY PLAN YEAR.

SBU INCENTIVE OBJECTIVES TABLE (SUGGESTED)

SBU                                                                           ASSET      PERSONAL
PRESIDENT                                                SALES      EBITA     MGMT.     OBJECTIVES
-------------------------                                -------   -------   -------   -----------
   Household Products       Appliances                      10%      40%       30%            20%
                            Personal Care                   10%      40%       30%            20%
                            First Alert                     10%      40%       30%            20%
                            Health and Wellness              5%      40%       35%            20%
   Outdoor Leisure          Coleman                         15%      40%       25%            20%
                            Outdoor Cooking                 10%      40%       30%            20%
                            Powermate                       20%      40%       20%            20%
                            Eastpak                         20%      40%       20%            20%
   International            Regional Presidents             30%      30%       20%            20%
                            Country General Managers        30%      25%       15%            30%
                            Country Local Managers          25%      20%       15%            40%
   Corporate/SBU Levels     Officers                        10%      40%       30%            20%
                            Directors                       10%      40%       20%            30%
                            Managers                        10%      35%       15%            40%

                         IV. ADMINISTRATIVE GUIDELINES

ELIGIBILITY

1. EMPLOYEE STATUS

     Employees participating in the Plan must be regular (not temporary), active employees as of the end of the Plan year. An employee whose employment with the Company is terminated due to death, disability, or retirement (as defined in the applicable Sunbeam retirement plan) will be paid a pro rata bonus based upon the term of employment during the year and paid and computed in the same manner as the bonus otherwise payable to employees who are Company employees at the end of the year. An individual whose employment is terminated for any other reason during the Plan year will be excluded from the Plan. Notwithstanding the foregoing, the Compensation Committee (in the case of the Senior Officers) or the Plan Managers (in the case of all other participants) may approve exceptions to the foregoing policy on an individual participant basis for participants whose employment is terminated during the Plan year.

     Employees who are on leave of absence (such as, paid short-term disability, salary continuance or unpaid leave) at the end of the Plan year may receive a bonus provided they have worked three (3) consecutive months (500 hours) during the Plan year and are otherwise eligible to participate in the Plan. Payment of a bonus to an individual on unpaid personal leave on the last day of the fiscal year is contingent on their return to work as a regular employee. The actual bonus amount payable will be prorated when the associate has been on a leave of absence greater than (3) months.

     Bonuses will be paid to the Senior Officers when the Committee has approved and certified in writing the performance numbers and in the case of all other participants will be paid when the Board has approved the performance numbers as submitted by the CFO of the Company. Submission for approval and payment will occur as soon as practicable after the close of the Plan year.

2. LENGTH OF SERVICE.

   (1) Participants in the Plan must be employed by the Company or one of its subsidiaries on a full time basis for at least one full fiscal quarter in the Plan year;

   (2) must be classified as a regular (not temporary) full time employee at the end of the Plan fiscal year; and

   (3) must not be a participant in another short-term incentive program such as a sales compensation program.

     The hire date will be used in determining eligibility for newly hired associates. Actual bonus amounts payable will be prorated for the period of active employment during the Plan year provided that the above requirements for participation have been met.

3. CHANGES IN ELIGIBILITY

     Employees who move from a non-eligible to an eligible position during the fiscal year will receive a prorated bonus based on base compensation earned during the months while in the eligible position. An employee who moves from an eligible to a non-eligible position during the fiscal year will also receive a prorated bonus based on base compensation earned while in the eligible position.

     Employees who move from one target level to another during the fiscal year will receive a prorated bonus based on the target level applicable during the months while at the target level.

     An employee who transfers from one business unit to another business unit during the fiscal year will receive a prorated bonus based on Plan parameters applicable during the months while at each business unit. Exceptions to this policy will be made only for participants who are not Senior Officers and must be approved by the Plan Managers.

4. PRORATING

     Prorated bonuses payable in accordance with the provisions of the Plan shall be paid at the time that bonuses under the Plan would otherwise be payable, and shall be paid only to the extent that the applicable Business and Personal Performance Objectives have been achieved.

ACCOUNTING GUIDELINES

     Unless the Compensation Committee decides otherwise:

   /bullet/ Business Objectives will be calculated before the impact of extraordinary items, discontinued operations and accounting changes, major acquisitions and divestitures, and may be adjusted by the Committee to reflect restructuring or other non-recurring charges.

   /bullet/ The CFO of the Company will determine all performance numbers before submission to the Committee.

DISCRETIONARY AUTHORITY

     The Board of Directors has delegated authority for administration of the Plan to the Compensation Committee of the Board (the "Committee"). The Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify in all respects as an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986 (the "Code") and Section 1.162-27(e)(3) of the Regulations of the Internal Revenue Service. The Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer the Plan and shall have the exclusive right to establish, adjust, pay or decline to pay any incentive payment to any participant in the Plan. The Committee intends to administer the Plan so as to qualify incentives paid as "performance-based" compensation under section 162(m) of the Code. The Committee will be afforded the discretion to reduce, or not to pay altogether, incentive awards to Plan participants in any fiscal year, even if performance targets have been met or exceeded.

Alternately, the Committee will have the discretion to increase any incentive payment determined under the Plan in any fiscal year to covered employees other than the Senior Officers. Bonus payments under the Plan shall be paid in cash at such times and on such terms as are determined by the Committee in its sole and absolute discretion.

     The Plan will be administered by the SVP, Human Resources of Sunbeam, and all awards must be approved by the CEO of Sunbeam prior to payout.

     In January of each Plan year, the proposed Business Objectives at Threshold, Target, and Maximum will be submitted to the Senior Vice President of Human Resources and the CFO of the Company. A listing of the Plan participants with recommended Participation Levels will be submitted to the Senior Vice President of Human Resources of the Company. Business Objectives and Participation Levels will be reviewed and approved by the CEO of the Company. Personal Objectives will be submitted to the senior human resources executive of each SBU and reviewed and approved by the Plan Managers.

     The senior financial officer of each SBU and the CFO of the Company will review operating results. The decision of the Senior Vice President of Human Resources and the CFO of the Company is final with respect to results used in calculating Bonus Awards under the Plan, subject only to Committee review.

     The Committee will review and approve Business Objectives and Participation Levels annually, with review and approvals related to awards payable to Senior Officers subject to Section 162(m) of the Code or any successor provision completed in writing prior to March 31 of each Plan Year. The Committee will certify awards to Senior Officers before payment.

     Participation in the Plan shall not confer upon any participant any rights to continue in the employ of the Company, limit in any way a participant's right or the right of the Company to terminate a participant's employment at any time, or confer upon any participant any claim to receive a bonus award other than as provided in the Plan, and no participant's rights under the Plan may be assigned, attached, pledged, or alienated by operation of law or otherwise.

TERM

     Subject to the approval of the Plan by the holders of a majority of the Company's common stock represented and voting on the proposal at the annual meeting of Company shareholders to be held on May 18, 1999 (or any adjournment thereof), the Plan shall be effective for the fiscal year of the Company commencing January 1, 1999 and shall continue in effect until the fifth anniversary of the date of such shareholder approval, unless earlier terminated as provided below. Upon such approval of the Plan by the Company's shareholders, all incentive bonuses awarded under the Plan on or after January 1, 1999 shall be fully effective as if the shareholders had approved the Plan on or before January 1, 1999.

OTHER

     Any exceptions to this Plan for participants other than Senior Officers must be approved and documented by the CEO of Sunbeam. No exceptions to this Plan may be made with respect to the Senior Officers.

     Sunbeam reserves the right to revise or terminate the Plan at any time during or after a Plan performance period or to grant special incentive awards outside the formulas set forth in the Plan. The CEO of the Company, at his discretion, may also make exceptions to this Plan, except as otherwise required by Section 162(m).

     Notwithstanding any other provision hereof, all determinations with respect to Senior Officers are subject to the final approval of the Committee. Remuneration payable under the Plan is intended to constitute "qualified performance-based compensation" for purposes of Section 162(m) of the Code and Section 1.162-27 of the Treasury Regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

     Neither the establishment of the Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person
(a) any legal right to receive, or any interest in, an incentive bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company. The Company expressly reserves any and all rights to discharge any participant without incurring liability to any person under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the stated performance goal has been achieved or the individual incentive bonus amounts have been determined, the Company shall have no obligation to pay an incentive bonus hereunder unless the Committee otherwise expressly provides by written contract or other written commitment.

     The Company shall have the right to withhold, or require a participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any incentive bonus.

     Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to a participant and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

     The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. A participant's rights to payment under the Plan shall be limited to those of a general creditor of the Company.

     Subject to the limitations set forth in this subsection, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable; provided, however, that the Board shall not amend the Plan in any of the following respects without the approval of shareholders then sufficient to approve the Plan in the first instance: (1) To increase the maximum amount of incentive bonus that may be paid under the Plan; (2) To materially modify the requirements as to eligibility for participation in the Plan; or (3) To change the material terms of the stated performance goal.

     No incentive bonus may be awarded during any suspension or after termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, alter or impair any rights or obligations under any incentive bonus previously awarded under the Plan.

     The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Delaware, other than the choice of law rules thereof.